Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

DYNEGY REACHES AGREEMENT TO SELL THREE POWER GENERATING ASSETS

HOUSTON (July 11, 2017) — Dynegy Inc. (NYSE: DYN) has reached agreement to sell three of its generating plants for approximately $300 million. Combined with the previously announced LS Power transaction, a total of approximately $780 million in aggregate sales proceeds will be used primarily for debt reduction.

Lee Energy Facility

Dynegy reached an agreement to sell its Lee Energy Facility, a 625 MW (summer capacity rating) gas-fueled peaking asset in the PJM ComEd region to an affiliate of Rockland Capital.

Dynegy will receive $180 million in cash and avoid the incremental capital investment necessary to convert the plant to dual fuel status in order to meet PJM capacity performance obligations. The sale allows the Company to crystallize value in the ComEd region and generate additional cash proceeds for debt repayment.

Dighton and Milford Energy Facilities

Dynegy has also signed a purchase and sales agreement with Starwood Energy Group Global for two assets totaling $119 million. The combined 310 MW (summer rating) of assets to be sold include two intermediate gas-fueled plants located in Dighton and Milford, Massachusetts. The Company anticipates allocating the cash proceeds to debt reduction.

The agreement fulfills the mitigation plan approved by the Federal Energy Regulatory Commission (FERC) regarding the Company’s purchase of ENGIE’s US-based asset portfolio. In its December 22, 2016 order, FERC found competitive concerns with respect to the capacity markets in the ComEd Locational Delivery Area (LDA) in PJM and the Southeastern New England (SENE) capacity zone in ISO-NE. Dynegy submitted a mitigation plan to address FERC’s concerns that called for an agreement to sell capacity in SENE within six months of closing.

Barclays served as lead financial advisor and Deutsche Bank served as advisor on the Dighton and Milford transactions. The transactions are subject to customary regulatory approvals.

About Dynegy

At Dynegy, we generate more than just power for our customers. We are committed to being a leader in the electricity sector. Throughout the Northeast, Mid-Atlantic, Midwest and Texas, Dynegy operates power generating facilities capable of producing 28,000 megawatts of electricity—or enough energy to power more than 22 million American homes. We’re proud of what we do, but it’s about much more than just output. We’re always striving to generate power safely and responsibly for our wholesale and retail electricity customers who depend on that energy to grow and thrive.

Forward-Looking Statements

This news release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning the agreed upon sales of Dynegy’s Lee, Dighton and Milford Energy Facilities, Dynegy’s value in the ComEd region, generation of proceeds for debt repayment, and receipt of regulatory approvals. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the SEC). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2016 Form 10-K and subsequent Form 10-Qs. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) Dynegy’s ability to close the transactions on the terms it currently contemplates, or that Dynegy will realize the expected benefits from the transactions; and (ii) Dynegy may be unable to obtain regulatory approvals required for the transactions, or required regulatory approvals may delay such sales or result in the imposition of conditions that could have a material adverse effect on Dynegy or cause the companies to abandon such sales. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties, and other factors, many of which are beyond Dynegy’s control.

Dynegy Inc. Contacts:

Media: Julius Cox, 713.767.5800; Analysts: 713.507.6466

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